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                             NOTE PURCHASE AGREEMENT

                                 By and Between

                            NATIONAL HEALTHCARE L.P.

                                       And

                             THE 1818 FUND II, L.P.










                         ------------------------------


                          Dated as of October 15, 1997


                         ------------------------------








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                            TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1

      DEFINITIONS..............................................................1
      1.1      Definitions.....................................................1
      1.2      Accounting Terms; Financial Statements..........................7

ARTICLE 2

      PURCHASE AND SALE OF NOTES AND ADDITIONAL NOTES..........................7
      2.1      Purchase and Sale of Notes......................................7
      2.2      Fees............................................................7
      2.3      Closing.........................................................7
      2.4      Purchase and Sale of Additional Notes...........................8
      2.5      Conditions to Closing of Sale of Additional Notes...............8
      2.6      Second Closing..................................................9

ARTICLE 3

      CONDITIONS TO THE OBLIGATION
        OF THE PURCHASER TO CLOSE..............................................9
      3.1      Representations and Warranties True.............................9
      3.2      Compliance with this Agreement..................................9
      3.3      Officer's Certificate...........................................9
      3.4      Secretary's Certificate.........................................9
      3.5      Documents......................................................10
      3.6      Purchase Permitted by Applicable Laws; Legal Investment........10
      3.7      Opinion of Counsel.............................................10
      3.8      Approval of Counsel to the Purchaser...........................10
      3.9      Consents and Approvals.........................................10
      3.10     No Material Adverse Change.....................................10
      3.11     Due Diligence..................................................10
      3.12     Conduct of Business............................................10
      3.13     Registration Rights Agreement..................................11
      3.14     Partnership Agreement..........................................11

ARTICLE 4

      CONDITIONS TO THE OBLIGATION
         OF THE COMPANY TO CLOSE..............................................11
      4.1      Representations and Warranties True............................11
      4.2      Compliance with this Agreement.................................11
      4.3      Issuance Permitted by Applicable Laws..........................11
      4.4      Approval of Counsel to the Company.............................11
      4.5      Consents and Approvals.........................................11


                                   i

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                                                                            PAGE


ARTICLE 5

      REPRESENTATIONS AND
      WARRANTIES OF THE COMPANY...............................................12
      5.1      Partnership and Corporate Existence and Power..................12
      5.2      Partnership and Corporate Authorization; No Contravention......12
      5.3      Governmental Authorization; Third Party Consents...............13
      5.4      Binding Effect.................................................13
      5.5      No Legal Bar...................................................13
      5.6      Litigation.....................................................13
      5.7      No Default or Breach...........................................14
      5.8      Use of Proceeds; Margin Regulations............................14
      5.9      Title to Properties............................................14
      5.10     Taxes..........................................................14
      5.11     Financial Condition............................................15
      5.12     No Material Adverse Change.....................................15
      5.13     Commission Documents...........................................15
      5.14     Environmental Matters..........................................15
      5.15     Investment Company.............................................16
      5.16     Subsidiaries...................................................16
      5.17     Capitalization.................................................16
      5.18     Regulatory Matters.............................................16
      5.19     Solvency.......................................................17
      5.20     Private Offering...............................................17
      5.21     Broker's, Finder's or Similar Fees.............................17
      5.22     Full Disclosure................................................17
      5.23     Reorganization S-4.............................................17
      5.24     Special Reorganization.........................................17

ARTICLE 6

      REPRESENTATIONS, WARRANTIES,
      COVENANTS AND AGREEMENTS OF THE PURCHASER...............................18
      6.1      Existence and Power............................................18
      6.2      Authorization; No Contravention................................18
      6.3      Binding Effect.................................................18
      6.4      No Legal Bar...................................................18
      6.5      Purchase for Own Account.......................................19
      6.6      ERISA..........................................................19
      6.7      Broker's, Finder's or Similar Fees.............................19
      6.8      Purchase of Additional Units...................................19

ARTICLE 7

      INDEMNIFICATION.........................................................20


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                                                                            PAGE

      7.1      Indemnification by the Company.................................20
      7.2      Notification...................................................20
      7.3      Registration Rights Agreement..................................21

ARTICLE 8

      AFFIRMATIVE COVENANTS...................................................21
      8.1      Financial Statements; Other Information........................22
      8.2      Certificates...................................................23
      8.3      Preservation of Existence......................................23
      8.4      Payment of Obligations.........................................23
      8.5      Compliance with Laws...........................................24
      8.6      Notices........................................................24
      8.7      Issue Taxes....................................................24
      8.8      Payment and Conversion of NHC Notes............................24
      8.9      Inspection.....................................................25
      8.10     Registration and Listing.......................................25
      8.11     Change of Control Offer........................................25
      8.12     HSR Act Filing.................................................28
      8.13     Redemption of NHC Notes........................................28
      8.14     Information Relating to Special Reorganization.................28
      8.15     Assignment of Company's Obligations............................29
      8.16     Board Representation...........................................29
      8.17     Special Reorganization.........................................31

ARTICLE 9

      NEGATIVE COVENANTS......................................................31
      9.1      Consolidations and Mergers.....................................31
      9.2      Transactions with Affiliates...................................32
      9.3      Use of Proceeds................................................32
      9.4      No Inconsistent Agreements.....................................32

ARTICLE 10

      DISPOSITIONS............................................................33
      10.1     Dispositions by Adams..........................................33
      10.2     Dispositions by the Purchaser..................................33
      10.3     Legends........................................................35

ARTICLE 11

      MISCELLANEOUS...........................................................35
      11.1     Survival of Provisions.........................................35
      11.2     Notices........................................................35
      11.3     Successors and Assigns.........................................36


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                                                                            PAGE

      11.4     Amendment and Waiver...........................................36
      11.5     Counterparts...................................................37
      11.6     Headings.......................................................37
      11.7     Determinations.................................................37
      11.8     Governing Law..................................................37
      11.9     Jurisdiction...................................................37
      11.10    Severability...................................................38
      11.11    Rules of Construction..........................................38
      11.12    Remedies.......................................................38
      11.13    Entire Agreement...............................................38
      11.14    Attorneys' Fees................................................38
      11.15    Publicity......................................................38
      11.16    Confidentiality................................................39

EXHIBITS

Exhibit A      Form of 5.75% Subordinated Convertible Note

Exhibit B      Form of Registration Rights Agreement

Exhibit C      Form of Opinion of Counsel of Harwell, Howard, Hyne, Gabbert &
               Manner, P.C., Counsel to Company

Exhibit D      Form of Opinion of Richard F. LaRoche, Jr., Counsel to Company



SCHEDULES

Schedule 5.16  Subsidiaries

Schedule 5.17  Capitalization



                                   v

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                                                                               1








            NOTE PURCHASE AGREEMENT, dated as of October 15, 1997, by and between National HealthCare L.P., a Delaware limited partnership (the "COMPANY"), and The 1818 Fund II, L.P., a Delaware limited partnership (the "PURCHASER").

            The Company proposes that the Company issue to the Purchaser, and the Purchaser purchase, 5.75% Subordinated Convertible Notes due June 30, 2004 in the aggregate principal amount of $20,000,000 (the "NOTES"), upon the terms and subject to the conditions set forth in this Agreement and in substantially the form of Exhibit A hereto.

            In addition, if so requested by the Company prior to November 15, 1997, the Company will issue, to the Purchaser, and the Purchaser will purchase, 5.75% Subordinated Convertible Notes due June 30, 2004 in the aggregate principal amount of up to $10,000,000 (the "Additional Notes"), which will have the same terms and conditions as the Notes, upon the terms and subject to the conditions set forth in this Agreement.

            In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                ARTICLE 1

                               DEFINITIONS

            1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

            "ADAMS" means Mr. W. Andrew Adams.

            "ADDITIONAL NOTES" has the meaning assigned to that term in the third introductory paragraph of this Agreement.

            "ADDITIONAL NOTES REQUEST" has the meaning assigned to that term in
Section 2.4.

            "ADMINISTRATIVE GENERAL PARTNER" means National Health Corporation, a Tennessee corporation.

            "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

            "AGREEMENT" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

            "ASE" means the American Stock Exchange.



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                                                                               2




            "BANKRUPTCY LAW" means Title 11, U.S. Code or any other federal, state or foreign law for the relief of debtors, as any such laws may be amended from time to time.

            "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

            "CHANGE OF CONTROL" has the meaning assigned to that term in
Section 8.11(a).

            "CHANGE OF CONTROL OFFER" has the meaning assigned to that term in
Section 8.11(a).

            "CLOSING" has the meaning assigned to that term in Section 2.3.

            "CLOSING DATE" means the date specified in Section 2.3.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMISSION" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

            "COMMISSION DOCUMENTS" has the meaning assigned to that term in
Section 5.13.

            "COMPANY" means National HealthCare L.P., a Delaware limited partnership, and any permitted successors and assigns; PROVIDED that upon the occurrence of the Special Reorganization the term "Company" shall refer to NHC and any permitted successors and assigns.

            "CONDITION OF THE COMPANY" means the assets, business, properties, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

            "CONSOLIDATED NET WORTH" means, as of the date of determination with respect to any Person, the consolidated stockholders' or partners' equity of such Person and its Subsidiaries, determined in accordance with GAAP.

            "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (the "PRIMARY OBLIGATION") of another Person (the "PRIMARY OBLIGOR"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the



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                                                                               3




primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

            "CONTINUING DIRECTOR" has the meaning assigned to that term in
Section 8.11(a).

            "CONTRACTUAL OBLIGATIONS" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

            "CONVERSION UNITS" means the Units issued upon a conversion of the NHC Notes.

            "CURRENT MANAGEMENT" means Adams, the Administrative General Partner, NHC, Inc. and each of the current shareholders of NHC, Inc.

            "DOCUMENTS" has the meaning assigned to that term in Section 5.22.

            "ENVIRONMENTAL LAWS" means any federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any contaminant including, without limitation, medical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C.ss. 1251 ET SEQ.), the Clean Air Act (42 U.S.C. ss. 1251 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 ET SEQ.), as such laws have been amended or supplemented and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

            "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

            "GOVERNMENTAL AUTHORITY" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "HAZARDOUS MATERIALS" means those substances which are regulated by or form the basis of liability under any Environmental Laws.

            "HOLDER" means the Purchaser and any subsequent direct or indirect transferee of NHC Notes or Conversion Units pursuant to Section 11.3.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission thereunder.

            "INDEBTEDNESS" means as to any Person (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation for any of the foregoing.

            "INFORMATION" has the meaning assigned to that term in
Section 11.16.

            "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever



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                                                                               5




(including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

            "MANAGING GENERAL PARTNER" has the meaning assigned to that term in the Amended and Restated Agreement of Limited Partnership of the Company, and, as of the date hereof, is NHC, Inc.; PROVIDED that after National HealthCare L.P. becomes NHC and NHR in the Special Reorganization all references to the Managing General Partner in this Agreement shall become references to the Company.

            "NHC" means National HealthCare Corporation, a Delaware corporation, and any permitted successors and assigns, NHC being one of two entities to be formed upon the restructuring of the Company in the Special Reorganization.

            "NHC, INC." means NHC, Inc., a Tennessee corporation.

            "NHR" means National Health Realty, Inc., a Maryland corporation, and one of two entities to be formed in the restructuring of the Company in the Special Reorganization, NHR being formed to hold substantially all of the Company's real estate assets and certain related indebtedness.

            "NHC NOTES" means the Notes and, upon the issuance and sale of the Additional Notes in accordance with the terms and provisions of this Agreement, the Additional Notes.

            "NOTES" has the meaning assigned to that term in the second introductory paragraph of this Agreement.

            "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

            "PURCHASER" means The 1818 Fund II, L.P., a Delaware limited partnership.

            "PURCHASER DESIGNEE" has the meaning assigned to that term in
Section 10.4.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form attached hereto as Exhibit B.

            "REORGANIZATION S-4" has the meaning assigned to that term in
Section 5.23.

            "REQUIREMENTS OF LAW" means as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "SECOND CLOSING" has the meaning assigned to that term in
Section 2.7.

            "SECOND CLOSING DATE" means the date specified in Section 2.7.

            "SECOND TIME OF PURCHASE" has the meaning assigned to that term in
Section 2.7.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

            "SOLVENT" means, with respect to any Person, that the fair saleable value of the assets and property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature. In computing the amount of contingent or liquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

            "SPECIAL REORGANIZATION" means the restructuring of the Company into NHC and NHR.

            "SUBSIDIARY" means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

            "TIME OF PURCHASE" has the meaning assigned to that term in
Section 2.3.

            "UNITS" means the limited partnership units of the Company or the securities of a Person which are issued in respect of, or in exchange for, the limited partnership units of the Company if such Person is the successor to the business or assets of the Company as the result of a merger, consolidation, combination, reclassification, recapitalization or otherwise (including, without limitation, any shares of capital stock of NHC issued in connection with the conversion of the Company from a limited partnership into a corporation); PROVIDED that, except as otherwise



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                                                                               7




provided in the NHC Notes, Units will not include any interests of NHR distributed to holders of Units in connection with the Special Reorganization.

            "25% THRESHOLD" has the meaning provided therefor in
Section 10.2(c).

            "1996 FINANCIALS" has the meaning ascribed to that term in
Section 5.11.

            1.2 ACCOUNTING TERMS; FINANCIAL STATEMENTS. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent accountants regularly retained by the Company, conforms at the time to GAAP in the United States applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Company's financial condition and results of operations shall be the same after such changes as if such changes had not been made.


                                ARTICLE 2

             PURCHASE AND SALE OF NOTES AND ADDITIONAL NOTES

            2.1 PURCHASE AND SALE OF NOTES. Subject to the terms and conditions herein set forth, the Company agrees that it will issue to the Purchaser, and the Purchaser agrees that it will acquire from the Company, at the Time of Purchase one or more Notes for an aggregate purchase price of $20,000,000 (the "PURCHASE PRICE"), in cash, by wire transfer of immediately available funds to an account previously designated by the Company in a notice delivered to the Purchaser one day prior to the Closing Date; PROVIDED that the Purchaser shall deduct from such payment the facility fee payable to the Purchaser at the Time of Purchase pursuant to Section 2.2.

            2.2 FEES. At the Closing (as defined below), the Company shall pay to the Purchaser a facility fee equal to $350,000, which payment shall be made by way of deduction from the Purchase Price as provided in Section 2.1 hereof.

            2.3 CLOSING. The purchase and issuance of the Notes shall take place at the closing (the "CLOSING") to be held at the offices of Paul, Weiss, Rifkind,

Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019- 6064 on October 15, 1997, at 10:00 a.m., New York City time, or at such other place or such other time or date as the Company and the Purchaser may agree upon (the "CLOSING DATE"). The time at which such Closing shall be concluded is herein called the "TIME OF PURCHASE."

            2.4 PURCHASE AND SALE OF ADDITIONAL NOTES. Subject to the terms and conditions herein set forth, the Company, at its sole option and upon twenty Business Days' written notice to the Purchaser (the "ADDITIONAL NOTES REQUEST"), may require Purchaser to purchase and will issue to the Purchaser, and the Purchaser agrees that it will acquire from the Company, at the Second Time of Purchase one or more Additional Notes for the aggregate purchase price equal to the principal amount specified in such Additional Notes Request (the "ADDITIONAL PURCHASE PRICE"), which in no event shall be greater than $10,000,000; PROVIDED, HOWEVER, that such Additional Notes Request must be given by the Company to the Purchaser on or prior to November 14, 1997. The Additional Purchase Price will be paid in cash, by wire transfer of immediately available funds to an account previously designated by the Company in a notice delivered to the Purchaser one day prior to the Second Closing Date.

            2.5 CONDITIONS TO CLOSING OF SALE OF ADDITIONAL NOTES. (a) If the Purchaser is requested to purchase Additional Notes pursuant to Section 2.4, then the Purchaser's obligation to purchase such Additional Notes shall be subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties contained in Articles 5 and 6 shall be true and correct in all material respects as of the Second Closing Date as if made on and as of such date and as if all references to the Notes include the Additional Notes, all references to the Closing Date refer to the Second Closing Date, and all references to the Time of Purchase refer to the Second Time of Purchase,
(ii) the conditions in Article 3 (other than Section 3.11) shall have been satisfied or waived on or before the Second Closing Date as if all references to the Notes include the Additional Notes, all references to the Purchase Price refer to the Additional Purchase Price, all references to the Closing Date refer to the Second Closing Date, all references to the Closing refer to the Second Closing and all references to the Time of Purchase refer to the Second Time of Purchase, (iii) no breach of a covenant contained in Articles 8 and 9 shall have occurred and be continuing, and (iv) any other conditions reasonably requested by the Purchaser and agreed to by the Company in writing.

            (b) The Company's obligation to issue and sell any Additional Notes shall be subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties contained in Article 6 shall be true and correct in all material respects as of the Second Closing Date as if made on and as of such date and as if all references to the Notes include the Additional Notes and all references to the Time of Purchase refer to the Second Time of Purchase, and (ii) the conditions in Article 4 shall have been satisfied or waived on or before the Second Closing Date as if all references to the Notes include the Additional Notes, all references to the

Closing Date refer to the Second Closing Date and all references to the Time of Purchase refer to the Second Time of Purchase.

            2.6 SECOND CLOSING. The purchase and issuance of the Additional Notes shall take place at the closing (the "SECOND CLOSING") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, or at such other place as the Company and the Purchaser may agree upon, at a time and date as the Company and the Purchaser may agree upon which, subject to the terms and provisions of this Agreement, shall be no later than December 4, 1997 (the "SECOND CLOSING DATE"). The time at which such Second Closing shall be concluded is herein called the "SECOND TIME OF PURCHASE."


                                ARTICLE 3

                      CONDITIONS TO THE OBLIGATION
                        OF THE PURCHASER TO CLOSE

            The obligation of the Purchaser to purchase the Notes, to pay the Purchase Price at the Closing and to perform any obligations hereunder shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

            3.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct in all material respects at and as of the Time of Purchase as if made at and as of such date.

            3.2 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

            3.3 OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date and signed by the President or a Senior Vice President of the Managing General Partner, certifying that the conditions set forth in Sections 3.1 and 3.2 hereof have been satisfied on and as of such date.

            3.4 SECRETARY'S CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Managing General Partner, certifying the truth and correctness of an attached copy of the Amended and Restated Agreement of Limited Partnership of the Company and evidence reasonably satisfactory to the Purchaser that all necessary or advisable action has been taken by the Managing General Partner and the Company approving this Agreement and the transactions contemplated hereby.

            3.5 DOCUMENTS. The Purchaser shall have received copies of such documents as it reasonably may request in connection with the sale of the Notes and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser.

            3.6 PURCHASE PERMITTED BY APPLICABLE LAWS; LEGAL INVESTMENT. The acquisition of and payment for the Notes to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any applicable law or governmental regulation, (b) shall not subject the Purchaser to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation and (c) shall be permitted by the laws and regulations of the jurisdictions to which it is subject.

            3.7 OPINION OF COUNSEL. The Purchaser shall have received the opinions of Harwell, Howard, Hyne, Gabbert & Manner, P.C. and Richard F. LaRoche, Jr., counsel to the Company, dated the Closing Date, in the forms attached hereto as Exhibits C and D, respectively.

            3.8 APPROVAL OF COUNSEL TO THE PURCHASER. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Purchaser, as to their form and substance.

            3.9 CONSENTS AND APPROVALS. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons, including with respect to Contractual Obligations of the Company, necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance of the Notes and the issuance of the Conversion Units) by the Company or enforcement against the Company of this Agreement, the Notes or the Registration Rights Agreement shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

            3.10 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change, nor shall any such change be threatened, in the Condition of the Company since December 31, 1996.

            3.11 DUE DILIGENCE. The Purchaser shall have completed its due diligence review of the Condition of the Company and shall be reasonably satisfied with the results of such review.

            3.12 CONDUCT OF BUSINESS. The Company shall have conducted its business in the ordinary course from the date hereof to the Closing Date.

            3.13 REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed and delivered to the Purchaser the Registration Rights Agreement.

            3.14 PARTNERSHIP AGREEMENT. No amendments to the Amended and Restated Agreement of Limited Partnership of the Company as in effect on the date hereof shall have been effected.


                                ARTICLE 4

                      CONDITIONS TO THE OBLIGATION
                        OF THE COMPANY TO CLOSE

            The obligations of the Company to issue and sell the Notes, and to perform any other obligations hereunder, shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

            4.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct in all material respects at and as of the Time of Purchase as if made at and as of such date.

            4.2 COMPLIANCE WITH THIS AGREEMENT. The Purchaser shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

            4.3 ISSUANCE PERMITTED BY APPLICABLE LAWS. The issuance of the Notes to be issued by the Company hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any applicable law or governmental regulation, (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation and (c) shall be permitted by the laws and regulations of the jurisdictions in which is it subject.

            4.4 APPROVAL OF COUNSEL TO THE COMPANY. All actions and proceedings hereunder and all documents required to be delivered by the Purchaser hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Harwell, Howard, Hyne, Gabbert & Manner, P.C. and Richard P. LaRoche, Jr., counsel to the Company, as to their form and substance.

            4.5 CONSENTS AND APPROVALS. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Purchaser or enforcement against the Purchaser of this

Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.


                                ARTICLE 5

                           REPRESENTATIONS AND
                        WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to the Purchaser as follows:

            5.1 PARTNERSHIP AND CORPORATE EXISTENCE AND POWER. The Company and each of its Subsidiaries:

                  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

                  (b) has (i) full partnership or corporate power and authority and (ii) all governmental licenses, franchises, permits, certificates, authorizations, consents and approvals to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged;

                  (c) is duly qualified as a foreign partnership or corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                  (d)   is in compliance with all Requirements of Law;

except, in the case of (b)(ii), (c) or (d) of this Section 5.1, to the extent that the failure to do so would not have a material adverse effect on the Condition of the Company.

            5.2 PARTNERSHIP AND CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement, the Notes, the Registration Rights Agreement and the transactions contemplated hereby and thereby, including without limitation the issuance of the Notes and the Conversion Units:

                  (a) is within the Company's power and authority and has been duly authorized by all necessary action;

                  (b) does not contravene the terms of the Company's Amended and Restated Agreement of Limited Partnership, or any amendment thereof;

                  (c) will not violate, conflict with or result in any breach or contravention of or any order or decree directly relating to the Company or any of its Subsidiaries; and

                  (d) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries,

except, in the case of (d) of this Section 5.2, to the extent that the occurrence of any such violation, conflict, or breach or the creation of any Lien would not have a material adverse effect on the Condition of the Company.

            5.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except for (i) compliance with the HSR Act to the extent referred to in the Notes, (ii) the exemption from the registration requirements of the Securities Act with respect to the issuance of the Notes pursuant hereto and (iii) in the case of the Registration Rights Agreement, the filings with the Securities and Exchange Commission contemplated thereby, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement, the Notes, the Registration Rights Agreement or the transactions contemplated hereby or thereby.

            5.4 BINDING EFFECT. This Agreement has been duly executed and delivered by the Company, and at the Time of Purchase each of the Registration Rights Agreement and the Notes will be duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, and at the Time of Purchase each of the Registration Rights Agreement and the Notes will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

            5.5 NO LEGAL BAR. Neither the execution, delivery and performance of this Agreement, the Notes and the Registration Rights Agreement nor the borrowings under the Notes and the use of the proceeds thereof will violate any Requirement of Law or any rule or regulation of the ASE. Neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights to any Person which is inconsistent with the rights to be granted to the Purchaser in the Registration Rights Agreement.

            5.6 LITIGATION. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries:

                  (a) with respect to this Agreement, the Notes or the Registration Rights Agreement or any of the transactions contemplated hereby or thereby; or

                  (b) which would, if adversely determined, (i) have a material adverse effect on the Condition of the Company or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, the Notes or the Registration Rights Agreement. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement, the Notes or the Registration Rights Agreement.

            5.7 NO DEFAULT OR BREACH. No event has occurred and is continuing or would result from the incurring of obligations by the Company under this Agreement or under the Registration Rights Agreement which constitutes, or would with notice or the passage of time constitute, a default under or breach of any of the provisions of Article 8 or 9 or an Event of Default under the Notes. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would be materially adverse to the Condition of the Company, or which could materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Notes or the Registration Rights Agreement.

            5.8 USE OF PROCEEDS; MARGIN REGULATIONS. No portion of the proceeds of the issuance of the Notes has been or will be used, directly or indirectly,
(a) to purchase or carry margin stock as defined in Regulation G of the Federal Reserve Board, (b) to repay or otherwise refinance Indebtedness of the Company, any of its Subsidiaries or others incurred to purchase or carry margin stock or
(c) to extend credit for the purpose of purchasing or carrying any margin stock.

            5.9 TITLE TO PROPERTIES. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or hold leases in full force and effect in all their real property, except for such defects in title as could not, individually or in the aggregate, have a materially adverse effect on the Condition of the Company, or the ability of the Company to perform its obligations under this Agreement, the Notes or the Registration Rights Agreement.

            5.10 TAXES. The Company is a publicly traded partnership, as defined in Section 7704(b) of the Code. In accordance with transition rules currently applicable to Section 7704 of the Code, the Company will be treated as a partnership for Federal income tax purposes for taxable years beginning (i) on or before December 31, 1997 and (ii) before any date upon which the Company adds a new line of business, as described in the applicable transition rules. For taxable years beginning after the earlier of the dates described above in (i) and (ii), the Company will be treated as a corporation for Federal income tax purposes.

            As of the date hereof the Company has (i) timely filed with the appropriate federal, state, local, foreign and other governmental agencies all tax returns, estimates and reports that are required to be filed by it and (ii) timely paid or discharged all taxes, assessments and governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company. Following the date hereof, the Company will (i) timely file with the appropriate federal, state, local, foreign and other governmental agencies all tax returns, estimates and reports that are required to be filed by it and (ii) timely pay or discharge all taxes, assessments and governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company.

            5.11 FINANCIAL CONDITION. The Company heretofore has delivered to the Purchaser true and correct copies of (x) audited consolidated financial statements of the Company and its Subsidiaries dated as of December 31, 1996 (the "1996 FINANCIALS") and (y) unaudited consolidated financial statements of the Company and its Subsidiaries for the six-month period ended June 30, 1997 (the "1997 SIX-MONTH FINANCIALS"). The 1996 Financials and the 1997 Six-Month Financials have been prepared in accordance with GAAP applied consistently, and present fairly the consolidated financial condition of the Company as of the dates thereof and the consolidated results of operations of the Company or the period, or portion thereof, then ended.

            5.12 NO MATERIAL ADVERSE CHANGE. Since December 31, 1996, there has not been any material adverse change in the Condition of the Company, nor in the opinion of the Company's senior management is any such change probable.

            5.13 COMMISSION DOCUMENTS. The Company has filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and all amendments thereto (collectively, the "COMMISSION DOCUMENTS"); and the Company has furnished the Purchaser correct and complete copies of all Commission Documents, each as filed with the Commission, for the past five years. Each Commission Document was true and accurate in all material respects when filed with the Commission and in compliance in all material respects with the requirements of its respective report form.

            5.14  ENVIRONMENTAL MATTERS.

                  (a) The property, assets and operations of the Company and its Subsidiaries comply in all material respects with all applicable Environmental Laws (except to the extent that failure to comply with such Environmental Laws would not have a material adverse effect on the Condition of the Company).

                  (b) To the best knowledge of the Company after reasonable inquiry, none of the property, assets or operations of the Company or its Subsidiaries is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or that is in contravention of any federal, state or local law, order or regulation that is likely to have a materially adverse effect on the Condition of the Company.

                  (c) Neither the Company nor its Subsidiaries has received any notice or claim, nor are there pending, threatened or reasonably anticipated lawsuits against them, with respect to violations of an Environmental Law or in connection with any release of any Hazardous Materials into the environment.

                  (d) Neither the Company nor any of its Subsidiaries has any material contingent liability (material to the Condition of the Company) in connection with any release of any Hazardous Materials into the environment.

            5.15 INVESTMENT COMPANY. Neither the Company nor any Person controlling the Company is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            5.16 SUBSIDIARIES. Schedule 5.16 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Except as set forth on Schedule 5.16, each such Subsidiary is directly or indirectly wholly owned by the Company.

            5.17 CAPITALIZATION. As of the Time of Purchase, there is no limitation on the number of Units that may be issued by the Company. As of September 30, 1997, 8,866,822 Units were issued and outstanding. The general partners of the Company are the Administrative General Partner, the Managing General Partner and Adams, which own, in the aggregate, Units representing at least a 1% interest in the profits, losses and distributions of the Company. Except as set forth on Schedule 5.17, there are no Units or other partnership interests of the Company authorized or reserved for issuance. All of the outstanding Units have been duly authorized and are fully paid and non-assessable. The Units to be issued upon conversion of the Notes are duly authorized, and, when issued, will be fully paid and nonassessable. Except as set forth on Schedule 5.17, there are no options, warrants or other rights to purchase Units or other securities of the Company, nor is the Company obligated in any manner to issue Units or other securities. Except as contemplated hereby and for relevant state and federal securities laws, there are no restrictions on the transfer of Units.

            5.18 REGULATORY MATTERS. Each of the Company and each of its Subsidiaries possesses and is in compliance with all permits, licenses or other approvals and accreditations (including, without limitation, certificate of need approvals) as may be required under applicable federal, state or local laws and regulations necessary to conduct its business, including without limitation as a "Medicare" and "Medicaid" provider, except for such permits, licenses, approvals and accreditations, the failure to possess which or to be in compliance with which would not have a material adverse effect on the Condition of the Company.

            5.19 SOLVENCY. On and as of the Closing Date, after giving effect to the transactions contemplated in this Agreement, the Company will be Solvent.

            5.20 PRIVATE OFFERING. No form of general solicitation or general advertising was used by the Company or, to its knowledge, its representatives in connection with the offer or sale of the Notes and the Company has offered the Notes solely to the Purchaser. No registration of the Notes pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Notes pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Notes or any other security so as to require the registration of the Notes pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Notes are so registered.

            5.21 BROKER'S, FINDER'S OR SIMILAR FEES. Except as set forth herein, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries, or any action taken by any such entity.

            5.22 FULL DISCLOSURE. No statement by the Company contained in this Agreement, in any Commission Documents, or in the Notes or the Registration Rights Agreement, or by the Company in any documents, certificates, notices or consents (collectively, "DOCUMENTS") delivered to the Purchaser in connection with the purchase and sale of the Notes at or prior to the Closing, contains (or will contain) an untrue statement of a material fact or omits (or will omit) to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances in which made, not materially false or misleading.

            5.23 REORGANIZATION S-4. The Registration Statement on Form S-4 relating to the Special Reorganization filed with the Commission on October 3, 1997 (the "REORGANIZATION S-4") does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Reorganization S-4 is in compliance in all material respects with the requirements of Form S-4 under the Securities Act.

            5.24 SPECIAL REORGANIZATION. The Company heretofore has delivered to the Purchaser true and correct copies of (x) the Company's business plan relating to the Special Reorganization, (y) pro forma consolidated financial statements of NHC and NHR giving effect to the Special Reorganization (the "SPECIAL REORGANIZATION INFORMATION") and (z) the Reorganization S-4.

                                ARTICLE 6

                      REPRESENTATIONS, WARRANTIES,
                COVENANTS AND AGREEMENTS OF THE PURCHASER

            The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

            6.1 EXISTENCE AND POWER.

            The Purchaser:

                  (a) is duly organized and validly existing under the laws of Delaware and has its principal place of business in the State of New York; and

                  (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged.

            6.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Purchaser of this Agreement:

                  (a) is within the Purchaser's power and authority and has been duly authorized by all necessary action;

                  (b) does not contravene the terms of the Purchaser's Amended and Restated Agreement of Limited Partnership, or any amendment thereof; and

                  (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Purchaser, or any order or decree directly relating to the Purchaser.

            6.3 BINDING EFFECT. This Agreement has been duly executed and delivered by the Purchaser, and at the Time of Purchase each of the Registration Rights Agreement and the Notes will be duly executed and delivered by the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, and at the Time of Purchase each of the Registration Rights Agreement and the Notes will constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

            6.4 NO LEGAL BAR. The execution, delivery and performance of this Agreement will not violate any Requirement of Law or any Contractual Obligation of the Purchaser.

            6.5 PURCHASE FOR OWN ACCOUNT. The Notes to be acquired by the Purchaser pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling the Notes or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Notes under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of the Purchaser's property being at all times within its control. If the Purchaser should in the future decide to dispose of any of the Notes, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect, and that stop-transfer instructions to that effect, where applicable, will be in effect with respect to the Notes. If the Purchaser should decide to dispose of the Notes, the Purchaser will have the obligation in connection with such disposition, at the Purchaser's expense, of delivering an opinion of counsel of recognized standing in securities law, in connection with such disposition to the effect that the proposed disposition of the Notes would not be in violation of the Securities Act or any applicable state securities laws and, assuming such opinion is required and is otherwise appropriate in form and substance under the circumstances, the Company will accept, and will recommend to any applicable transfer agent or trustee for any of the Notes that it accepts, such opinion. The Purchaser agrees to the imprinting, so long as required by law, of a legend on all of the Notes to the following effect: "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

            6.6 ERISA. No part of the funds used by the Purchaser to purchase the Notes hereunder constitutes "plan assets" (within the meaning of the regulations promulgated under ERISA) of any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code.

            6.7 BROKER'S, FINDER'S OR SIMILAR FEES. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

            6.8 PURCHASE OF ADDITIONAL UNITS. The Purchaser hereby covenants and agrees that it will not, independently or as a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act), purchase any Units (or securities convertible into Units) that, in the aggregate with (i) all other Units held by the Purchaser at the time of such proposed purchase, and (ii) the number of Units into which the NHC Notes held by the Purchaser are convertible at the time of such proposed purchase represent a number of Units in excess of 23.2606249% of the total Units (on a fully-diluted basis) outstanding at the time of such proposed purchase.

            6.9 ACCESS TO INFORMATION. The Purchaser acknowledges that it has been given the opportunity to obtain information from the Company in connection with the purchase of the Notes.


                                ARTICLE 7

                             INDEMNIFICATION

            7.1 INDEMNIFICATION BY THE COMPANY. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser and its Affiliates (including, without limitation, Brown Brothers Harriman & Co.) and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "indemnified party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("LIABILITIES") resulting from any legal, administrative or other actions (including actions brought by the Company or any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the NHC Notes, the Registration Rights Agreement, the transactions contemplated hereby or thereby, or any indemnified person's role therein or in the transactions contemplated hereby or thereby; PROVIDED, HOWEVER, that the Company shall not be liable under this Section 7.1: (a) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld) or (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or negligence of such indemnified party; PROVIDED, FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees to reimburse each indemnified party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such indemnified party; PROVIDED, HOWEVER, that if an indemnified party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct, bad faith or negligence of such indemnified party.

            7.2 NOTIFICATION. Each indemnified party under this Article 7 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such indemnified party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof. The omission of any indemnified party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such indemnified party (i) other than pursuant to this
Article 7 or (ii) under this Article 7 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action or other proceeding shall be brought against any indemnified party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; PROVIDED, HOWEVER, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, (a) there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company or (b) any conflict or potential conflict exists between the Company and such indemnified party that would make such separate representation advisable; PROVIDED, HOWEVER, that in no event shall the Company be required to pay fees and expenses under this Section 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that the Company will not, without the prior written consent of the Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any indemnified party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other indemnified party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any indemnified party may have at common law, by separate agreement or otherwise.

            7.3 REGISTRATION RIGHTS AGREEMENT. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.


                                ARTICLE 8

                          AFFIRMATIVE COVENANTS

            The Company hereby covenants and agrees (a) with the Purchaser, with respect to all of this Article 8, and (b) with any other Holder, with respect to all of this Article 8 except Sections 8.1(c), 8.1(f), 8.9 and 8.16, that, unless the Purchaser or any other Holder, as the case may be, waives compliance in writing:

            8.1 FINANCIAL STATEMENTS; OTHER INFORMATION. The Company shall deliver to the Purchaser and any other Holder, in form and substance reasonably satisfactory to the Purchaser and such other Holder:

                  (a) as soon as available, but not later than one hundred (100) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company and its Subsidiaries for such fiscal year and by the opinion of Arthur Andersen & Co. (or any successor thereto) or another nationally recognized independent public accounting firm, which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; PROVIDED, HOWEVER, that the delivery of a copy of the Company's Annual Report on Form 10-K shall satisfy the requirements of this Section 8.1(a);

                  (b) commencing with the fiscal period ending on September 30, 1997, as soon as available, but in any event not later than fifty (50) days after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flow for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by the Managing General Partner; PROVIDED, HOWEVER, that the delivery of a copy of the Company's Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 8.1(b);

                  (c) annual budgets and such other financial and operating data of the Company and its Subsidiaries, as the Purchaser reasonably may request, to the extent that such information is formally prepared for the Managing General Partner's Chairman, President, Board of Directors and/or the Company's banks or other lenders;

                  (d) at any time when it is not subject to Section 13 or 15(d) of the Exchange Act, upon request, to the Purchaser and prospective purchasers of the NHC Notes, information of the type that would satisfy the requirement of subsection (d)(4)(i) of Rule 144A (or any similar successor provision) under the Securities Act;

                  (e) except as otherwise provided in Sections 8.1(a) and (b), promptly after the same are filed, copies of all Commission Documents; and

                  (f) at any time when there is not a Purchaser Designee on the Board of Directors of The Managing General Partner (even though the Purchaser is entitled to such a Purchaser Designee) and Purchaser owns at least 50% of the aggregate outstanding principal of the NHC Notes or 50% of the Conversion Units, promptly when it is first available, information with respect to any proposed corporate merger, consolidation, combination, reclassification, recapitalization, material financing or similar event.

            8.2 CERTIFICATES. The Company shall furnish to the Purchaser and to any other Holder:

                  (a) concurrently with the delivery of the financial statements referred to in Section 8.1(a), a certificate of the Managing General Partner's Chief Financial Officer or any Senior Vice President of the Managing General Partner stating that to the best of his or her knowledge no default under or breach of Articles 8 and 9 shall have occurred subsequent to the delivery of the previous such certificate, except as specified in such certificate; and

                  (b) concurrently with the delivery of the financial statements referred to in Sections 8.1(a) and (b), a certificate of an officer of the Managing General Partner including calculations set forth in reasonable detail showing the Company's compliance with the financial covenants contained herein.

            8.3 PRESERVATION OF EXISTENCE. The Company, except in connection with the Special Reorganization, shall, and shall cause each of its Subsidiaries to:

                  (a) preserve and maintain in full force and effect its partnership or corporate existence and good standing under the laws of its jurisdiction of organization except as permitted by Section 9.1;

                  (b) preserve and maintain in full force and effect all material rights, privileges, qualifications, licenses and franchises necessary in the normal conduct of its business; and

                  (c) use its reasonable efforts to preserve its business organization.

            8.4 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, except as such would not have a material adverse effect on the Condition of the Company, including without limitation:

                  (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                  (b) all lawful claims which the Company and each of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property; and

                  (c) all payments of principal and interest when due (giving effect to any grace periods relating thereto) on Indebtedness.

            8.5 COMPLIANCE WITH LAWS. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over it or its business, except such as to which such failure to comply would not have a material adverse effect on the Condition of the Company.

            8.6 NOTICES. Upon knowledge of any general partner of the Company or of the Chief Executive Officer, the President or the Chief Financial Officer of the Managing General Partner of the events described below, the Company shall give written notice within ten days to the Purchaser:

                  (a) of the occurrence of any default under, or breach of, any provision of Article 8 or 9 accompanied by a certificate specifying the nature of such default or breach, the period of existence thereof and the action that the Company has taken or proposes to take with respect thereto; and

                  (b) of any (i) material default or event of default under any material Contractual Obligation of the Company or any of its Subsidiaries, or
(ii) material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority.

            Each notice pursuant to this Section 8.6 shall be accompanied by a statement by the Chief Executive Officer, President or Chief Financial Officer of the Managing General Partner setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

            8.7 ISSUE TAXES. The Company shall pay, or cause to be paid, all documentary and similar taxes levied under the laws of any applicable jurisdiction in connection with the issuance of the Notes and the Additional Notes and the execution and delivery of the other agreements and documents contemplated hereby and any modification of the Notes and the Additional Notes or such other agreements and documents and will hold the Purchaser harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

            8.8 PAYMENT AND CONVERSION OF NHC NOTES. The Company shall pay the principal of and interest on the NHC Notes on the dates and in the manner provided therein. The Company shall at all times reserve and keep available out of its authorized Units, solely for the purpose of issue or delivery upon conversion of the NHC Notes as provided therein, such number of Units shall then be issuable or deliverable upon the conversion of all outstanding principal amount of the NHC Notes. Such Units shall, when issued or delivered in accordance with the NHC Notes, be duly and validly issued and fully paid and non-assessable. The Company shall issue the Units into which the NHC Notes are convertible upon the proper surrender of the NHC Notes in accordance with the provisions of such NHC Notes and shall otherwise comply with the terms thereof.

            8.9 INSPECTION. The Company will permit, and will cause each of its Subsidiaries to permit, representatives of the Purchaser to visit and inspect any of its properties, to examine its partnership, corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective general partners, directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Company.

            8.10 REGISTRATION AND LISTING. If any Units required to be reserved for purposes of conversion of the NHC Notes as provided in the NHC Notes require registration with or approval of any Governmental Authority under any Federal or state or other applicable law before such Units may be issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to cause such Units to be duly registered or approved, as the case may be, unless such registration or approval is required solely because of a breach of the Purchaser's representation contained in Section 6.5. So long as the Units are listed on the ASE or quoted or listed on any other national securities exchange, the Company will, if permitted by the rules of such system or exchange, quote or list and keep quoted or listed on such exchange, upon official notice of issuance, all Units issuable or deliverable upon conversion of the NHC Notes.

            8.11 CHANGE OF CONTROL OFFER. (a) In the event of a Change of Control (as defined below) that occurs prior to the occurrence of the Special Reorganization, the Company shall within 15 Business Days thereafter offer to redeem from each Holder (a "CHANGE OF CONTROL OFFER"), and upon receipt by the Company of written notice of acceptance of such Change of Control Offer by a Holder the Company shall thereafter redeem all (but not less than all), outstanding NHC Notes owned by such Holder pursuant to such Change of Control Offer at a redemption price of 125% of the principal amount of the NHC Notes outstanding on the redemption date plus accrued and unpaid interest to the redemption date, whether or not currently payable, on a date to be specified in a "NOTICE OF OFFER" (as hereinafter provided) not sooner than 30 days and not later than 60 days after the date of such notice (subject to compliance with applicable securities laws). Notwithstanding the foregoing, in the event of a Change of Control of the types set forth in clauses (iii), (iv) and (vi) below, the Company shall make the Change of Control Offer not later than ten Business Days prior to the consummation of the transaction contemplated by clause (iii),
(iv) or (vi) below, as the case may be, and the Company shall not be required to purchase any NHC Notes unless such transaction shall be consummated, in which case the Company shall be required to purchase such NHC Notes immediately prior to the consummation of such transaction.

            A "CHANGE OF CONTROL" of the Company shall be deemed to have occurred:

                        (i) At such time as any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) not including any member of Current Management is or becomes the beneficial owner, directly or indirectly, of outstanding Units of the Company or of shares of capital stock of the Managing General Partner, as the case may be, entitling such Person or Persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of the Unit holders of the Company or of the shareholders of the Managing General Partner, as the case may be (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, as in effect on the date of the execution of this Agreement, promulgated by the Commission under the Exchange Act);

                        (ii) If a majority of the Board of Directors of the Managing General Partner shall consist of Persons other than Continuing Directors. The term "CONTINUING DIRECTOR" shall mean any member of the Board of Directors of the Managing General Partner on the Closing Date and any other member of the Board of Directors of the Managing General Partner who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Managing General Partner.

                        (iii) At such time as the Unit holders of the Company or holders of shares of capital stock of the Managing General Partner, as the case may be, shall have approved a reorganization, merger or consolidation, in each case, with respect to which all or substantially all the Persons who were the respective beneficial owners of the outstanding Units of the Company or, of the outstanding shares of capital stock of the Managing General Partner, as the case may be, immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the Company or the Managing General Partner, as the case may be, resulting from such reorganization, merger or consolidation;

                        (iv) At the earlier of the approval by (A) the Unit holders of the Company, (B) the holders of shares of capital stock of the Managing General Partner or (C) the Board of Directors of the Managing General Partner of the sale or other disposition of all or substantially all the assets of the Company or the Managing General Partner, as the case may be, in one transaction or in a series of related transactions, other than (1) a transaction or series of transactions affected solely for the purpose of converting the form of the Company to a corporation and in which Unit holders of the Company prior to such conversion acquire, on a pro-rata basis, all of the capital stock of the Company following such conversion or (2) a distribution of assets by the Company to all of its Unit holders on a pro-rata basis;

                        (v) If immediately after any merger, consolidation, combination, reclassification or recapitalization, Current Management (A) shall have increased the aggregate percentage of the outstanding Units of the Company represented by the Units they beneficially own, directly or indirectly, by 20% of such outstanding Units or more (or if the entity surviving such transaction is a corporation, the Current Management's ownership in the new entity shall have increased by 20% or more of the Current Management's aggregate percentage of ownership of the Company immediately prior to the transaction) and (B) shall be the beneficial owners directly or indirectly, of outstanding Units or shares of stock of the Company (or any Person surviving such transaction) entitling the Current Management collectively to exercise 50% or more of the total voting power of all Units and other voting equity interests, if any, of the Company (or the surviving Person in such transaction) and, in anticipation of, in connection with or as a result of, such transaction, the Company (or such surviving Person) shall have incurred or issued additional Indebtedness such that the total Indebtedness so incurred or issued equals at least 50% of the consideration payable in such transaction; PROVIDED, HOWEVER, that any such transaction shall not be considered a Change of Control if the Holders shall have participated therein on no less than a PARI PASSU basis (assuming conversion of all of the Holders' NHC Notes into Units) with Current Management collectively;

                        (vi) At the earlier of the approval by (A) the Unit holders of the Company or (B) the Board of Directors of the Managing General Partner of any transaction the result of which is that the Units shall no longer be required to be registered under Section 12 of the Exchange Act and that the holders of Units do not receive common stock of the Person surviving such transaction which is required to be registered under Section 12 of the Exchange Act.

                        (vii) If any Person other than Adams shall become the Special General Partner (as defined in the Amended and Restated Agreement of Limited Partnership of the Company), other than solely by reason of the death, disability or personal bankruptcy of Adams.

                  (b) The Change of Control Offer shall remain open from the time of mailing until the redemption date set forth in the Notice of Offer. The Notice of Offer shall be accompanied by a copy of the information most recently required to be supplied under Sections 8.1(a) and 8.1(b). The Notice of Offer shall contain all instruments and materials necessary to enable the Holders to tender the NHC Notes pursuant to the Change of Control Offer. The Notice of Offer, which shall govern the terms of the Change of Control offer, shall state:

                        (i) that the Change of Control Offer is being made pursuant to this Section 8.11 and that tendered NHC Notes will be redeemed;

                        (ii) the redemption price and the date for redemption;

                        (iii)that the Change of Control Offer is being made for all (but not less than all) NHC Notes held by a Holder;

                        (iv) that the NHC Notes redeemed pursuant to the Change of Control Offer shall cease to accrue interest after the designated date for purchase (unless the Company shall default in the payment of the redemption price pursuant to the Change of Control Offer, in which case the NHC Notes shall not cease to accrue interest after such date);

                        (v) such other information respecting the procedures for accepting the Change of Control Offer as the Company shall include and such other information as may be required by law; and

                        (vi) that (unless otherwise required by law) any Holder will be entitled to withdraw his or her election if the Company receives, not later than the close of business on the third Business Day next preceding the date scheduled for redemption, facsimile transmission or letter setting forth the name of the Holder, the principal amount of NHC Notes such Holder delivered for redemption and a statement that such Holder is withdrawing election to have such NHC Notes redeemed.

            8.12 HSR ACT FILING. The Company shall prepare and file, and cooperate with the Purchaser so that it may prepare and file, in each case within five Business Days of a request by the Purchaser, notification and report forms in compliance with the HSR Act, and shall otherwise fully comply with the requirements of the HSR Act. The Company shall bear all of its own expenses in connection with any such preparation and filing. Purchaser shall promptly upon receipt of notice from the Company that the Special Reorganization is expected to occur prepare and file notification and report forms in compliance with the HSR Act, and shall otherwise fully comply with the requirements of the HSR Act, with respect to the Conversion Units.

            8.13 REDEMPTION OF NHC NOTES. The Company may optionally redeem the NHC Notes in the manner and to the extent provided in Section 6 of the NHC Notes.

            8.14 INFORMATION RELATING TO SPECIAL REORGANIZATION. The Company shall provide to the Purchaser (x) any and all documents and materials (including, without limitation, any proxy materials) provided to holders of Units in connection with any meeting of holders of Units called to approve the Special Reorganization, and (y) any and all other documents related to the Special Reorganization reasonably requested by the Purchaser. The Company shall inform the purchaser in writing if the Company business plan with regard to the Special Reorganization differs in any material respect from the Special Reorganization Information.

            8.15 ASSIGNMENT OF COMPANY'S OBLIGATIONS. The Company shall take all actions necessary to ensure that the obligations of the Company under this Agreement, the NHC Notes and the Registration Rights Agreement are assigned to NHC and that NHC assumes all of the Company's obligations under this Agreement, the NHC Notes and the Registration Rights Agreement.

            8.16  BOARD REPRESENTATION.

                  (a) For so long as Purchaser shall own Conversion Units representing, or NHC Notes convertible (after giving effect to any adjustments) into Units representing, 5% or more of the total number of Units outstanding on a fully-diluted basis, Purchaser shall have the right to designate one individual (the "PURCHASER DESIGNEE") to be elected to serve on the Board of Directors of the Managing General Partner (or, after the Special Reorganization, on the Board of Directors of the NHC). The Purchaser Designee shall be an individual who is mutually acceptable to both the Company and the Purchaser, and the Company and Purchaser have agreed that Lawrence C. Tucker is mutually acceptable as the initial Purchaser Designee.

                  (b) After the Closing Date, the stockholders of the Managing General Partner shall take all action necessary to ensure that the Purchaser Designee shall be elected to the Board of Directors of the Managing General Partner; including, without limitation, causing a special meeting of the Board of Directors of the Managing General Partner to be called to elect the Purchaser Designee to the Board of Directors and voting all of their Managing General Partner stock in favor of the Purchaser Designee at the next stockholders' meeting.

                  (c) At each annual meeting of stockholders of the Managing General Partner after the Closing Date but prior to the occurrence of the Special Reorganization, so long as the Purchaser shall own Conversion Units representing, or NHC Notes convertible (after giving effect to any adjustments) into Units representing, 5% or more of the total number of Units outstanding on a fully-diluted basis, the Purchaser shall be entitled to nominate the Purchaser Designee to be elected to serve on the Board of Directors of the Managing General Partner. The Managing General Partner shall cause the Purchaser Designee to be included in the slate of nominees recommended by the Board to the Managing General Partner's stockholders for election as directors, and the Managing General Partner shall use its best efforts to cause the election of the Purchaser Designee, including voting all shares for which the Managing General Partner holds proxies (unless otherwise directed by the stockholder submitting such proxy) or is otherwise entitled to vote, in favor of the election of such person. Adams and NHC, Inc. hereby agree (for themselves individually and each of their successors and assigns, and any Affiliate of each of them that owns voting securities of the Managing General Partner) that they shall vote (i) all of their Units (ii) all other securities of the Managing General Partner held by them which are entitled to vote for directors and (iii) all proxies held by them (unless otherwise directed by the stockholder submitting such proxy), in favor of the election of the Purchaser Designee, and Adams and NHC, Inc. shall not sell, assign or otherwise transfer any of their Units or other voting securities of the Managing General Partner to an Affiliate thereof unless such Affiliate agrees to be bound by the foregoing.

                  (d) Prior to the occurrence of the Special Reorganization, the Managing General Partner shall take all steps necessary to ensure that the Purchaser Designee is elected to the Board of Directors of NHC upon its formation in the Special Reorganization.

                  (e) Commencing with the annual meeting of stockholders of NHC immediately following the Special Reorganization, and at each annual meeting of stockholders of NHC thereafter, so long as the Purchaser shall own Conversion Units representing 5% or more of the total number of Units outstanding on a fully-diluted basis, the Purchaser shall be entitled to nominate the Purchaser Designee to be elected to serve on the Board of Directors of NHC. NHC shall cause the Purchaser Designee to be included in the slate of nominees recommended by the Board of Directors to NHC's stockholders for election as directors, and NHC shall use its best efforts to cause the election of the Purchaser Designee, including voting all shares for which NHC holds proxies (unless otherwise directed by the stockholder submitting such proxy) or is otherwise entitled to vote, in favor of the election of such person. Adams and NHC, Inc. hereby agree (for themselves individually and each of their successors and assigns, and any Affiliate of each of them that owns voting securities of NHC) that they shall vote (i) all securities of NHC held by them which are entitled to vote for directors and (ii) all proxies held by them (unless otherwise directed by the stockholder submitting such proxy), in favor of the election of the Purchaser Designee, and Adams and NHC, Inc. shall not sell, assign or otherwise transfer any of their Units or other voting securities of NHC to an Affiliate thereof unless such Affiliate agrees to be bound by the foregoing.

                  (f) In the event the Purchaser Designee shall cease to serve as a director for any reason, other than by reason of the Purchaser not being entitled to nominate the Purchaser Designee, the Company shall use its best efforts to cause the vacancy resulting thereby to be filled by a nominee mutually acceptable to NHC and the Purchaser. The Purchaser shall deliver notice to the Board of Directors of the Managing General Partner designating a new Purchaser Designee to replace the director previously nominated by the Purchaser. If the Special Reorganization shall not have occurred, within thirty
(30) days of the giving of the notice, the Board of Directors of the Managing General Partner shall, prior to the transaction of any other business, take all action necessary to remove the director previously nominated by the Purchaser and to elect the new Purchaser Designee; including, without limitation, causing a special meeting of the Board of Directors of the Managing General Partner to be called to elect the Purchaser Designee to the board and voting all of their Managing General Partner stock in favor of the Purchase Designee at the next stockholders' meeting. If the Special Reorganization has occurred, the Board of

Directors of the Company shall take all action necessary to elect the new Purchaser Designee.

            8.17  SPECIAL REORGANIZATION.

                  (a) If the Company consummates the Special Reorganization, the Special Reorganization shall be on terms and conditions as set forth in the Reorganization S-4 except for material variations.

                  (b) The Company represents and warrants to the Purchaser that the representations and warranties in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.13 and the first sentence of Section 5.7 shall be true and correct in all material respects at and as of the date of the Special Reorganization (and after giving effect thereto) as if made on and as of such date and as if all references to the Notes mean the NHC Notes.


                                ARTICLE 9

                           NEGATIVE COVENANTS

            The Company hereby covenants and agrees that:

            9.1 CONSOLIDATIONS AND MERGERS. The Company shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, including, without limitation, pursuant to the Special Reorganization) all or substantially all of its assets (whenever acquired), and the Company shall not allow any of its Subsidiaries to merge or consolidate with or into any other Person (including, without limitation, pursuant to the Special Reorganization) except another Subsidiary of the Company, except that the Company may consolidate or merge with or into, or sell all or substantially all of its assets to, any Person if:

                  (a) The corporation or partnership formed by such consolidation or surviving such merger or the Person which acquires all or substantially all of the assets of the Company shall be (after giving effect to such transaction) a Solvent corporation or partnership organized or formed, as the case may be, and existing under, the laws of the United States, any state thereof, or the District of Columbia and, at the written request of the Purchaser, shall expressly assume in writing all of the obligations of the Company under this Agreement, the NHC Notes and the Registration Rights Agreement;

                  (b) immediately after giving effect to such transaction, no default under, or breach of, the provisions of Article 8 and 9 hereof or the NHC Notes, exists, except for any default or breach which existed immediately prior to the consummation of such transaction;

                  (c) the corporation or partnership formed by or surviving any such transaction or the Person which acquires all or substantially all of the assets of the Company shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and

                  (d) the Company shall have furnished to the holders of the NHC Notes (i) an opinion of counsel satisfactory to the holders of a majority in principal amount of the NHC Notes, addressing the matters (other than solvency) set forth in clause (a) above and (ii) the certificate of the Chief Financial Officer of the Managing General Partner to the effect that such transaction has been consummated in compliance with the foregoing requirements; PROVIDED that nothing in this Section 9.1 shall affect the rights of any Holder under this Agreement, the NHC Notes or the Registration Rights Agreement;

PROVIDED, HOWEVER, that with respect to the Special Reorganization, only subsections (a) and (b) shall apply.

            9.2 TRANSACTIONS WITH AFFILIATES. Unless approved by the Board of Directors of the Managing General Partner, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary and on terms no less favorable to the Company or such Subsidiary than those the Company or such Subsidiary would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

            9.3 USE OF PROCEEDS. No portion of the proceeds of the Notes and the Additional Notes will be used, directly or indirectly, (i) to purchase or carry margin stock as defined in Regulation U or T of the Federal Reserve Board, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry margin stock or (iii) to extend credit for the purpose of purchasing or carrying any margin stock.

            9.4 NO INCONSISTENT AGREEMENTS. Neither the Company nor any of its Subsidiaries shall enter into any loan or other agreement, or enter into any amendment or other modification to any currently existing agreement, which by its terms restricts or prohibits the ability of the Company to issue Units upon conversion of the NHC Notes or to pay interest on the NHC Notes in accordance with this Agreement and the terms of the NHC Notes; PROVIDED, HOWEVER, that the foregoing shall not prevent the Company from entering into loan or other agreements that contain, or any amendment or other modification to any currently existing credit agreement to provide, restrictions on the ability of the Company to optionally redeem or prepay the NHC Notes, following the occurrence of a default or event of default under such agreements.

                               ARTICLE 10

                              DISPOSITIONS

            10.1 DISPOSITIONS BY ADAMS. If W. Andrew Adams ("Adams") at any time or from time to time proposes or agrees to sell or transfer to a Person or a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, 20% or more of his Units, Adams shall give written notice of such proposed sale to the Purchaser within 15 Business Days prior to the date of such sale, which notice shall state the price and other terms of the proposed transaction and shall state the number of Units proposed to be sold. So long as the Purchaser holds (i) Units or (ii) NHC Notes convertible (after giving effect to any adjustments) into Units, that in the aggregate constitute, or upon conversion or exchange would constitute, 5% or more of the total number of Units outstanding (assuming the full conversion, exercise and exchange of all warrants, options and convertible securities of the Company convertible, exercisable or exchangeable into Units (which number shall be adjusted appropriately for any subdivision, combination, reclassification or similar event with respect to the Units), the Purchaser may, upon giving written notice thereof to Adams within ten Business Days after receipt of such notice, participate in such sale on the same terms and conditions as those offered by Adams to such third party or parties, by including in such sale in place of an equal number of Units held by Adams such aggregate number of Units as is equal to the product obtained by multiplying (i) the number of Units proposed to be sold by Adams by (ii) a fraction (A) the numerator of which is the number of Units into which the NHC Notes held by the Purchaser have theretofore been or may be converted and (B) the denominator of which is the sum of (x) the amount in such numerator and (y) 1,271,000 and each amount shall be adjusted appropriately for any subdivision, combination, reclassification or similar event with respect to the Units); PROVIDED, HOWEVER, that in no event may the Purchaser include in any such sale more Units than the number of Units sold by Adams in such sale.

            10.2 DISPOSITIONS BY THE PURCHASER. Until the earlier to occur of
(i) except in the case of clause (d), the second anniversary of the Closing Date, (ii) the date on which the Purchaser ceases to own (A) Units or (B) NHC Notes convertible (after giving effect to any adjustments) into Units, that in the aggregate represent 5% or more of the total Units then outstanding (after giving effect to such conversion), (iii) the occurrence of a Change of Control and (iv) the occurrence of a breach of any of the covenants set forth in Sections 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.16 and 8.17 and Article 9 and of
the NHC Notes, the Purchaser may only sell or otherwise transfer such NHC Notes or Units in accordance with the following:

                  (a) The Purchaser may sell or otherwise transfer NHC Notes or Units pursuant to the exercise of the registration rights set forth in the Registration Rights Agreement.

                  (b) The Purchaser may sell or otherwise transfer NHC Notes or Units pursuant to the provisions of Rule 144 (or any successor rule) promulgated under the Securities Act.

                  (c) The Purchaser may sell or otherwise transfer to any Person in a transaction (other than a sale or other transfer pursuant to Rule 144) not constituting a public offering any NHC Notes or Units that, in the aggregate with any and all other such sales or transfers, represent (after giving effect to the conversion of any NHC Notes to be so sold or previously so sold) a number of Units in excess of 25% of the number of Units which the aggregate principal amount of the NHC Notes purchased under this Agreement could have been converted at the Time of Purchase (or the Second Time of Purchase, if one shall have occurred) (the "25% THRESHOLD").

                  (d) If the Purchaser shall desire to sell or otherwise transfer to any Person in a transaction (other than a sale or other transfer pursuant to Rule 144) not constituting a public offering any NHC Notes or Units in excess of the 25% Threshold, the Purchaser shall give the Company notice of its desire to sell or otherwise dispose of such securities, specifying the number of such securities the Purchaser desires to sell and the price at, and terms and conditions on, which the Purchaser desires to sell such securities, and offering to sell such securities in excess of the 25% Threshold to the Company at such price and on such terms and conditions. If, within ten Business Days of receiving such notice, the Company does not accept such offer in writing, the Purchaser shall be free for a period of 40 Business Days to sell such securities to any Person at a price not less than 95% of the price offered to the Company, and on terms and conditions substantially equivalent to those offered to the Company. If the Purchaser does not sell such securities subject to such notice within such 40 Business Day period, the sale of such securities shall thereafter be subject again to the provisions of this Section 10.2. If the Company accepts such offer within the time period specified in the preceding sentence, then the Company shall purchase the securities specified in such notice as promptly as is reasonably practicable, but in no event later than 15 Business Days following such acceptance. If the Company for whatever reason fails to purchase such securities on or prior to the date specified in the preceding sentence, the Purchaser may, among other remedies available to it, sell such securities to any Person at any price and on any terms.

                  (e) Notwithstanding anything in this Section 10.2 (other than, in the case of clause (ii) below, Section 10.2(d)) to the contrary, the Purchaser may, at any time and from time to time, subject to applicable securities laws, sell or otherwise transfer Units or NHC Notes (i) pursuant to an exchange offer or a tender offer not opposed by a majority of the Board of Directors of the Managing General Partner, (ii) subject to Section 10.2(d), pursuant to any all cash tender offer made by any Person for all of the issued and outstanding Units or (ii) to any Person holding a partnership interest in the Purchaser; PROVIDED, HOWEVER, that any Person to whom such securities are transferred pursuant to clause (iii) shall agree to be bound by all of the transfer restrictions set forth in this Section 10.2.

                  (f) Except as otherwise provided in Section 10.2(e), any securities transferred by the Purchaser pursuant to this Section 10.2 shall not thereafter be subject to the provisions of this Section 10.2.

            10.3 LEGENDS. The Purchaser agrees to the imprinting, so long as required by the terms of this Agreement, of a legend on certificates representing all of the NHC Notes and Conversion Units to the following effect:

      "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS
      CERTIFICATE IS RESTRICTED BY A NOTE PURCHASE AGREEMENT
      ON FILE AT THE OFFICE OF THE COMPANY."

            Adams agrees to the imprinting, so long as required by the terms of this Agreement, of a similar legend on certificates representing all of its Units.


                               ARTICLE 11

                              MISCELLANEOUS

            11.1 SURVIVAL OF PROVISIONS. All of the representations and warranties made herein and each of the provisions of Articles 1, 5, 6, 7, 10 and 11, and with regard to the provisions of Articles 8 and 9 for only so long as the Purchaser shall own any NHC Notes or Conversion Units, shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser or any Affiliate, acceptance of the NHC Notes and payment therefor, payment or prepayment of the NHC Notes upon redemption or otherwise, conversion of the NHC Notes or termination of this Agreement.

            11.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  (a)   if to the Purchaser at the following address:

                        The 1818 Fund II, L.P.
                        c/o Brown Brothers Harriman & Co.
                        59 Wall Street
                        New York, New York 10005
                        Telecopier No.:  (212) 493-8429
                        Attention:  Mr. Lawrence C. Tucker
                  with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York 10019-6064
                        Telecopier No.:  (212) 757-3990
                        Attention: Marilyn Sobel, Esq.

                  (b) if to the Company at the following address:

                        National HealthCare L.P.
                        100 Vine Street
                        Murfreesboro, Tennessee 37130
                        Telecopier No.:  (615) 890-0123
                        Attention: Mr. Richard P. LaRoche, Jr.

                  with a copy to:

                        Harwell, Howard, Hyne, Gabbert & Manner, P.C. 1800 First American Center
                        315 Deaderick Street
                        Nashville, Tennessee 37219
                        Telecopier No.: (615) 251-1059
                        Attn: Ernest E. Hyne, II

            All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

            11.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto, except that upon the occurrence of the Special Reorganization, this Agreement shall inure to the benefit of and be binding upon NHC and its successors and permitted assigns but not to NHR and its successors and assigns. The Purchaser may assign any of its rights under this Agreement, the NHC Notes or the Registration Rights Agreement to any of its Affiliates. Subject to the restrictions of this Agreement, the Purchaser may assign any of its rights under this Agreement, the NHC Notes or any Conversion Units, or a portion thereof, to any other Person; PROVIDED that the Purchaser may not assign its rights under
Section 10.1 and may not assign its rights under Sections 8.1(f), 8.11, 8.12 and
8.16 to a Person acquiring any of the NHC Notes in a registered offering effected pursuant to the Registration Rights Agreement. The Company may not, except to NHC in connection with the Special Reorganization, assign any of its rights under this Agreement without the written consent of the Purchaser. Except as provided in Article 7, no Person other than the parties hereto is intended to be a beneficiary of this Agreement, the NHC Notes, any Conversion Units or the Registration Rights Agreement.

            11.4 AMENDMENT AND WAIVER. No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, the Purchaser or any Holder at law, in equity or otherwise. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Company from any provision of this Agreement, shall be effective unless signed in writing by or on behalf of holders representing at least a majority of the principal amount of the aggregate outstanding NHC Notes and Conversion Units.

            Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company or Purchaser in any case shall entitle the Company or Purchaser to any other or further notice or demand in similar or other circumstances.

            11.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            11.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            11.7 DETERMINATIONS. All determinations to be made by the Company, the Purchaser or any Holder hereunder in its opinion or judgment or with its approval or otherwise shall be made by it in its sole discretion.

            11.8 GOVERNING LAW. This Agreement has been negotiated, executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

            11.9 JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 11.2, such service to become effective ten days after such mailing.

            11.10 SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

            11.11 RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

            11.12 REMEDIES. If a breach of this Agreement, the NHC Notes or Conversion Units by the Company occurs and is continuing, any Holder may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation, the specific performance) of this Agreement, the NHC Notes or such Conversion Units. A Holder may maintain a proceeding even if it does not possess any of the NHC Notes or such Conversion Units or does not produce any of them in the proceeding. Except as otherwise provided by law, a delay or omission by any Holder in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

            11.13 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, the NHC Notes and the Registration Rights Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, the NHC Notes and the Registration Rights Agreement, supersede all prior agreements and understandings between the parties with respect to such subject matter.

            11.14 ATTORNEYS' FEES. In any action or proceeding brought to enforce any provision of this Agreement, the NHC Notes, any Conversion Units and the Registration Rights Agreement or any other document or instrument contemplated hereby or thereby, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

            11.15 PUBLICITY. Except as may be required by applicable law, neither party hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by either party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

            11.16 CONFIDENTIALITY. The Purchaser agrees that any confidential information and affairs of the Company and its Subsidiaries obtained (i) during any inspection pursuant to Section 8.9, (ii) pursuant to Section 8.1(c) or (iii) from the Company or any of its Subsidiaries which is clearly marked "Confidential" on the first or cover page thereof (collectively, the "INFORMATION") shall be kept confidential by the Purchaser, and that the Purchaser shall not use such Information in violation of law.

            The term "Information" shall not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of its disclosure by the Purchaser), (ii) was available to the Purchaser on a non-confidential basis prior to disclosure to the Purchaser by the Company or (iii) becomes available to the Purchaser on a non-confidential basis from a Person who is not to the Purchaser's knowledge otherwise bound by a confidentiality agreement with the Company.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                              NATIONAL HEALTHCARE L.P.

                              By:  NHC, Inc.,
                                   Managing General Partner


                              By:  /s/ Richard F. LaRoche, Jr.
                                   ------------------------------------
                                   Name: Richard F. LaRoche, Jr.
                                   Title:

                              THE 1818 FUND II, L.P.

                              By: Brown Brothers Harriman & Co.,
                                  General Partner


                              By:   /s/ Lawrence C. Tucker
                                   ------------------------------------
                                   Name: Lawrence C. Tucker
                                   Title: General Partner

                              As a material inducement to the Purchaser to enter into this Agreement, the undersigned hereby agrees to be bound by and perform in accordance with
                              Section 8.16 of this Agreement.

                              NHC, INC.

                              By:  /s/ Richard F. LaRoche, Jr.
                                   ------------------------------------
                                   Name: Richard F. LaRoche, Jr.
                                   Title:

                              As a material inducement to the Purchaser to enter into this Agreement, the undersigned hereby agrees to be bound by and perform in accordance with Sections 8.16, 10.1 and 10.3 of this Agreement.


                              /s/ W. Andrew Adams
                              -----------------------------------------
                              W. Andrew Adams